Exhibit 99.1
HORIZON OFFSHORE CORRECTS REPORTED
SECOND QUARTER 2006 FINANCIAL RESULTS
HOUSTON, August 7, 2006 — Horizon Offshore, Inc. (NASDAQ/NM: HOFF) today announced a correction to its financial results for the second quarter ended June 30, 2006, as previously reported in a press release dated August 3, 2006. The correction results from the Company’s receipt of notification on August 4, 2006 that an arbitral panel in Mexico rejected the claims of its subsidiary, ECH Offshore S. de R.L. de C.V., against Petróleos Mexicanos (Pemex). These claims were related to interruptions due to adverse weather conditions in connection with Pemex’s EPC 64 project. The financial results for the second quarter reported in the August 3, 2006 release have been corrected to account for the effect of the arbitrators’ ruling. The complete corrected text follows:
Horizon Offshore, Inc. (NASDAQ/NM: HOFF) today reported net income for the quarter ended June 30, 2006 of $16.9 million, or $0.55 per share-diluted. For the six months ended June 30, 2006, the Company reported net income of $32.3 million, or $1.06 per share-diluted. For the three and six months ended June 30, 2006, earnings include a charge of $(0.38) per share-diluted related to the write-off of the remaining carrying value of the EPC 64 contract claims against Petróleos Mexicanos (Pemex) (and related accrued expenses), and $0.36 per share-diluted related to a gain from the June 30, 2006 settlement of the Company’s insurance claim for fire damage to the Gulf Horizon.
Summary of Results
(in thousands, except per share data and percentages)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Contract revenues	$156,940	$70,504	$286,885	$107,850
Gross profit	39,286	9,124	77,677	11,720
Margin	25.0%	12.9%	27.1%	10.9%
Operating income (loss)	26,063	419	56,196	(2,553)
Net income (loss)	16,870	(27,738)	32,341	(43,211)
Diluted earnings (loss) per share	0.55	(15.24)	1.06	(27.77)
Adjusted EBITDA	20,840	5,416	59,323	6,030
The strong operating results for the second quarter of 2006 are primarily due to the Company’s domestic and Latin America operations. The demand for construction services in the U. S. Gulf of Mexico has remained strong during the second quarter of 2006 driving increased prices on offshore construction contracts and high vessel utilization. The Company has maximized utilization of its vessels, personnel and marine bases in response to this demand, which has positively impacted its gross profit and margins. Revenues and gross profit also increased significantly for Latin America as work continued on two significant projects for Pemex during the second quarter of 2006.
On August 4, 2006, the Company received notice that an arbitral panel in Mexico rejected the claims of its subsidiary, ECH Offshore S. de R.L. de C.V., against Pemex. These claims were related to interruptions due to adverse weather conditions in connection with Pemex’s EPC 64 project. As of June 30, 2006, the Company wrote off the remaining carrying value for these claims of $18.5 million and related accrued expenses.
Additionally, on June 30, 2006, the Company settled its claims against the underwriters on the marine hull insurance policy covering physical damage to the Gulf Horizon for $14.3 million, resulting in a $14.3 million gain on the insurance settlement.
On June 28, 2006, the Company completed the sale of 2,000,000 shares of its common stock in an underwritten public offering and received net proceeds of $38.6 million after deducting the underwriting discount and expenses. Some of the Company’s existing stockholders also sold an aggregate of 7,775,000 shares of common stock in the public offering. $15.3 million of the $38.6 million in net proceeds was used to repay debt, including accrued interest, and the remaining proceeds will be used to fund capital expenditures and working capital requirements. At June 30, 2006, cash and cash equivalents were approximately $57.1 million and working capital was $141.6 million. The Company expects that its existing cash and cash equivalents, borrowing capacity available under its revolving credit facility and cash expected to be generated from future operations should support its business needs going forward, allowing the Company to capitalize on market opportunities as they arise.
David Sharp, President and Chief Executive Officer of Horizon Offshore, Inc., stated, “We are pleased to report strong earnings and profitability for the second quarter of 2006. These results demonstrate the strength of our operating capabilities and our focus on performance and profitability. Our current financial capacity will provide the flexibility to realize the benefits of the substantial demand for marine construction services. Our current backlog is over $188 million.”
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,” “expects,” “believes,” “anticipates,” “may,” “could,” etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Horizon Offshore, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Contract revenues	$156,940	$70,504	$286,885	$107,850
Cost of contract revenues	117,654	61,380	209,208	96,130

Gross profit	39,286	9,124	77,677	11,720
Selling, general and administrative expenses	9,065	6,994	17,323	12,562
Gain on insurance settlement	(14,300)	—	(14,300)	—
Reserve for claims and receivables	18,458	1,711	18,458	1,711

Operating income (loss)	26,063	419	56,196	(2,553)

Other:
Interest expense	(3,540)	(6,555)	(7,625)	(16,869)
Interest income	399	264	792	302
Loss on debt extinguishment	—	(21,875)	(2,402)	(23,138)
Other income (expense), net	(12)	20	(37)	(37)

Net income (loss) before income taxes	22,910	(27,727)	46,924	(42,295)
Income tax provision	6,040	11	14,583	916

Net income (loss)	$16,870	$(27,738)	$32,341	$(43,211)

Earnings (loss) per share:
Net income (loss) per share — basic	$0.57	$(15.24)	$1.09	$(27.77)

Net income (loss) per share — diluted	$0.55	$(15.24)	$1.06	$(27.77)

Weighted average shares used in computing earnings (loss) per share:
Basic	29,604,003	1,820,398	29,582,058	1,556,051
Diluted	30,419,709	1,820,398	30,397,567	1,556,051

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$20,840	$5,416	$59,323	$6,030

Adjusted EBITDA calculation is as follows:
Net income (loss)	$16,870	$(27,738)	$32,341	$(43,211)
Income tax provision	6,040	11	14,583	916
Net interest expense	3,141	6,291	6,833	16,567
Depreciation and amortization	6,708	4,977	13,034	8,620
Loss on debt extinguishment	—	21,875	2,402	23,138
Stock based compensation	2,381	—	4,430	—
Gain on insurance settlement	(14,300)	—	(14,300)	—

Adjusted EBITDA	$20,840	$5,416	$59,323	$6,030
(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, and adjusted for loss on debt extinguishment, stock-based compensation and gain on insurance settlement. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in its material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Adjusted EBITDA is a material component of the financial covenants in Horizon’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. Horizon also uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, some incentive compensation for management and employees is based on Adjusted EBITDA. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies. A reconciliation of this non-GAAP measure to Horizon’s net income (loss) is included.

Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$57,052	$42,960
Restricted cash	1,775	4,055
Accounts receivable —
Contract receivables	66,675	43,423
Costs in excess of billings, net	107,704	90,229
Insurance receivable	14,300	—
Other	2,748	1,209
Other current assets	3,657	6,622

Total current assets	253,911	188,498
Property and equipment, net	204,623	186,416
Restricted cash	7,967	7,967
Other assets	21,534	19,840

	$488,035	$402,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,491	$15,474
Accrued liabilities	10,265	6,617
Accrued job costs	61,127	56,085
Billings in excess of costs	2,715	7,386
Current maturities of long-term debt	20,342	26,130
Current taxes payable	4,384	2,687

Total current liabilities	112,324	114,379
Long-term debt, net of current maturities	97,977	27,340
Related party debt	—	63,794
Subordinated notes	13,364	12,845
Deferred income taxes	4,863	—
Other liabilities	677	877

Total liabilities	229,205	219,235
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.00001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.00001 par value, 100,000,000 shares authorized, 32,375,258 shares issued and outstanding and 30,384,871 shares issued, respectively	—	—
Deferred compensation	—	(8,333)
Additional paid-in capital	415,261	382,239
Accumulated deficit	(156,435)	(188,776)
Treasury stock, none and 10,031 shares, respectively	—	(1,644)
Accumulated other comprehensive income	4	—

Total stockholders’ equity	258,830	183,486

	$488,035	$402,721

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.